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                                           Filed Pursuant To Rule 424(b)(3)
                                           Registration Statement No. 333-121263

               PRICING SUPPLEMENT NO. 1655 DATED 14 NOVEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF A$70,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013,
   CURRENTLY TOTALING A$2,027,418,000 (A$1,476,218,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.

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1.    (i)   Issuer:                              Queensland Treasury Corporation

      (ii)  Guarantor:                           The Treasurer on behalf of the
                                                 Government of Queensland

2.          Benchmark line:                      2013
                                                 (to be consolidated and form a
                                                 single series with QTC 6%
                                                 Global A$ Bonds due 14 August,
                                                 2013, ISIN US748305BD00)

3.          Specific Currency or Currencies:     AUD ("A$")

4.    (i)   Issue price:                         102.143%

      (ii)  Dealers' fees and commissions paid   No fee or commission is payable
            by Issuer:                           in respect of the issue of the
                                                 bond(s) described in this
                                                 Pricing Supplement. Instead,
                                                 QTC pays fees and
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                                                 commissions in accordance with
                                                 the procedure described in the
                                                 QTC Offshore and Onshore Fixed
                                                 Interest Distribution Group
                                                 Operational Guidelines.

5.          Specified Denominations:             A$1,000

6.    (i)   Issue Date:                          17 November 2006

      (ii)  Record Date (date on and from        6 February/6 August..
            which security is Ex-interest):      Security will be ex-interest on
                                                 and from 7 February/7 August.

      (iii) Interest Payment Dates:              14 February/14 August

7.          Maturity Date:                       14 August 2013

8.          Interest Basis:                      6 per cent Fixed Rate

9.          Redemption/Payment Basis:            Redemption at par

10.         Change of Interest Basis or          Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:                 Senior and rank pari passu with
                                                 other senior, unsecured debt
                                                 obligations of QTC

      (ii)  Status of the Guarantee:             Senior and ranks pari passu
                                                 with all its other unsecured
                                                 obligations

12.         Method of distribution:              Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

      (i)   Rate(s) of Interest:                 6 percent per annum payable
                                                 semi-annually in arrears

      (ii)  Interest Payment Date(s):            14 February and 14 August in
                                                 each year up to and including
                                                 the Maturity Date

      (iii) Fixed Coupon Amount(s):              A$30 per A$1,000 in nominal
                                                 amount

      (iv)  Determination Date(s):               Not Applicable

      (v)   Other terms relating to the method   None
            of calculating
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            interest for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:             A$1,000 per bond of A$1,000
                                                 Specified Denomination

15.         Early Redemption Amount(s) payable   Not Applicable
            on redemption for taxation reasons
            or on event of default and/or the
            method of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                       Permanent Global Note not
                                                 exchangeable for Definitive
                                                 Bonds

17.         Additional Financial Centre(s) or    Not Applicable
            other special provisions relating
            to Payment Dates:

18.         Talons for future Coupons or         No
            Receipts to be attached to
            Definitive Bonds (and dates on
            which such Talons mature):

19.         Other terms or special conditions:   Not Applicable

                                  DISTRIBUTION

20.   (i)   If syndicated, names and addresses   Not Applicable
            of Managers and underwriting
            commitments:

      (ii)  Date of Dealer Agreement:            14 November 2006 (the "Trade
                                                 Date")

      (iii) Stabilizing Manager(s) (if any):     Not Applicable

21.         If non-syndicated, name and          Macquarie Bank Ltd
            address of relevant Dealer:          No. 1 Martin Place
                                                 Sydney  NSW  2000

22.         Whether TEFRA D or TEFRA C rules     TEFRA Not Applicable
            applicable or TEFRA rules not
            applicable:

23.         Additional selling restrictions:     Not Applicable
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LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING

(i)   Listing:                    Bourse de Luxembourg.

(ii)  Admission to trading:       Application has been made for the bonds to be
                                  admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                    The bonds to be issued have been rated:

                                  S&P:     AAA
                                  Moody's: Aaa

                                  An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                  Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                  A credit rating is not a recommendation to
                                  buy, sell or hold securities and may be
                                  revised or withdrawn by the rating agency at
                                  any time. Each rating should be evaluated
                                  independently of any other rating.
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3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

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Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

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4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:      See "Use of Proceeds" section in the
                                  prospectus supplement.

(ii)  Estimated net proceeds:     Not Applicable.

(iii) Estimated total expenses:   Not Applicable.

5.    YIELD

      Indication of yield:        [_____]

                                  Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                  The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                  US748305BD00

(ii)  Common Code:                014569359

(iii) CUSIP Code:                 748305BD0

(iv)  Any clearing system(s)      Not Applicable
      other than Depositary
      Trust Company, Euroclear
      Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):

(v)   Delivery:                   Delivery free of payment

(vi)  Names and addresses of      Not Applicable
      additional Paying
      Agent(s) (if any):
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